UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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AtriCure, Inc.

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AtriCure, Inc.

7555 Innovation Way

Mason, Ohio 45040

Supplemental Information Regarding Proposal Three

(Advisory Vote on the Compensation of Named Executive Officers)

May 14, 2018

Re: AtriCure, Inc.’s 2018 Annual Meeting of Stockholders – May 22, 2018

Dear Stockholders of AtriCure, Inc.:

By now you should have received AtriCure’s Notice of the 2018 Annual Meeting of Stockholders and Proxy Statement. You can also view our Proxy Statement at ir.atricure.com.

We are writing to request that you vote in favor of Proposal 3 to approve, on an advisory basis, the compensation of our Named Executive Officers (“Say on Pay”).

We are writing specifically in response to the recent negative vote recommendation from Institutional Shareholder Services (“ISS”) regarding our Say on Pay Proposal. We strongly disagree with ISS’s claim of a Chief Executive Officer (“CEO”) pay-for-performance misalignment. As outlined in our Proxy Statement and this supplemental disclosure:

1.

We have proactively reached out to stockholders to discuss AtriCure’s executive compensation philosophy, goals and plans and to obtain an understanding of our stockholders’ concerns. We listened and responded to their feedback. In response to this feedback, we adopted a new long-term incentive plan with objective performance metrics and goals. We have adjusted the mix of equity grants to 75% time-based and 25% performance-based awards with a Company revenue metric. We intentionally set the initial cycle of performance-based awards at this 25% weighting given that this is a new plan and equity vehicle for AtriCure with a view to increasing the weighting in the future. We also implemented a three-year performance period for long-term performance based awards and adopted diverse metrics for short-term and long-term performance based awards.

2.

The highly respected proxy advisory firm Glass Lewis disagrees with ISS’s recommendation. Glass Lewis recommends that shareholders vote FOR our Say on Pay proposal and believes that “shareholders should be encouraged by the Company’s aim to better link long-term incentives with overall corporate performance.”

3.

Our CEO has transformed our business over the last five and one half years financially, clinically and through innovation, which will help drive stockholder value for many more years to come. We have successfully delivered new products, consummated two strategic acquisitions, designed and completed highly differentiated clinical trials and improved the strength of our balance sheet. Additionally, our CEO has assembled a world-class team and board, both of which we believe are the envy the industry.  As a result, our CEO is a highly sought after executive, and, in order to incentivize him to continue to create stockholder value, we need to compensate him and his team with long term equity grants competitive with the market for highly-engaged executives.

4.

Our revenue for 2017 was $174.7 million, an increase of $19.6 million or 12.6%, compared to 2016 revenue.  Included in this are revenue increases of 13.1% of U.S. revenue and 11% of international revenue.  We also have produced 20% revenue CAGR in the past five plus years. Our gross profit similarly reflects a high level of performance and was $126.2 million for 2017 compared to $111.1 million for 2016.  Our gross margin for 2017 increased to 72.2% compared to 71.6% for 2016. This performance is ahead of many industry peer companies.

5.

Our Compensation Committee engaged an independent compensation consultant who utilized available market data to determine our CEO’s modest salary increase of 4%. The Committee asked the compensation consultant to develop a customized peer group based on industry, revenue and business similarity to assess pay competitiveness and this peer group differs from the peer group assembled by ISS. The Committee considered peer group data in its decisions to decrease overall CEO pay, reduce his equity grant from the prior year and make below target payments under the Company’s annual incentive plan.

6.

Our Compensation Committee views our CEO’s equity compensation as a critical component not only in his retention, but also in aligning his performance and compensation with the long-term interests of all stockholders and the continued growth of the company.

7.Our executives are subject to meaningful stock ownership requirements. Our CEO is expected to hold a number of shares of common stock equal to three times his annual base salary.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

THE BOARD OF DIRECTORS CONTINUES TO RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT.

We have engaged Alliance Advisors at customary rates to assist us with soliciting proxies.